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                           October 7, 2020

       Robert Vogels
       Senior Vice President, Chief Financial Officer
       Golden Minerals Company
       350 Indiana Street, Suite 650
       Golden, CO 80401

                                                        Re: Golden Minerals
Company
                                                            Registration
Statement on Form S-3
                                                            Filed October 1,
2020
                                                            File No. 333-249218

       Dear Mr. Vogels:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Brian Boonstra